Exhibit 99.1

MyMD Pharmaceuticals to Present Updated Statistically Significant Phase 2 Data for MYMD-1, Potential TNF-α Market Disrupter, at BioFuture 2023

- Company to share new positive, statistically significant results across Cohort 4 (1050mg) from Phase 2 study of MYMD-1 in sarcopenia, an age-related frailty disorder -

BALTIMORE, MD – October 4, 2023 – MyMD Pharmaceuticals, Inc.® (Nasdaq: MYMD) (“MyMD” or “the Company”), a clinical stage biopharmaceutical company committed to developing novel therapies for age-related diseases, autoimmune and inflammatory conditions, announced that it plans to share information on the Company and its product pipeline, including an update on recent positive phase 2 study results for MYMD-1 in sarcopenia, at the upcoming BioFuture 2023 Meeting.

Chris Chapman, MD, president, director, and chief medical officer at MyMD Pharmaceuticals, is scheduled to present at the conference on October 6th, 2023, at 9:30am EST. Jenna Brager, PhD, executive vice president of drug development at MyMD Pharmaceuticals, is scheduled to participate in a panel discussion, Longevity: Stopping Age-Related Disease at the Cellular Level on October 5th, 2023, at 11:45am EST.

MyMD recently announced positive topline Phase 2 study results in participants with sarcopenia/frailty which showed MYMD-1 demonstrated statistical significance in reducing serum levels of TNF-α, IL-6 and sTNFR1, biomarkers common to a number of chronic inflammatory diseases, and met all primary pharmacokinetic and secondary safety and tolerability endpoints across multiple doses over 28 days of treatment. New key findings from the Phase 2 study showed that cohort 4 (1050mg) showed a reduction in TNF-α, a key cytokine, across 28 days versus placebo (p=0.002 to 0.008).

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“The scientific data clearly indicate statistical significance across 28 days at the high dose group and we are extremely excited about the completion of the phase 2 clinical trial,” said Dr. Chris Chapman, MD, president, director, and chief medical officer at MyMD Pharmaceuticals.

Continued Dr. Chapman, “We are pleased to share information about our company and pipeline at BioFuture 2023, particularly related to our lead candidate and next generation TNF-α inhibitor, MYMD-1, which we believe is showing tremendous promise in inflammatory diseases. Its potential to ease the burden of these diseases, which affect millions of patients, caregivers and their healthcare professionals, is what compels us to continue this important research.”

The Company will present the clinical safety report to the FDA with plans to seek future guidance for a Phase 3 clinical trial in sarcopenia. If approved, MYMD-1 has the potential to be the first drug approved by FDA for the condition, an age-related decline in muscle mass and physical function which leads to greater risk of hospitalization, disability, and death.

MyMD also recently announced that the U.S. Food and Drug Administration (FDA) has accepted the Company’s Investigational New Drug Application (IND) to evaluate the safety, efficacy, pharmacodynamics and pharmacokinetics of oral TNF-α inhibitor MYMD-1® in patients with active rheumatoid arthritis (RA). Phase 2 trials are planned in RA.

MYMD-1 is an oral, next-generation TNF-α inhibitor with the potential to transform the way TNF-α based diseases are treated due to its selectivity and ability to cross the blood brain barrier. Its ease of oral dosing is a significant differentiator compared to currently available TNF-α inhibitors, all of which require delivery by injection or infusion. MYMD-1 has also been shown to selectively block TNF-α action where it is overactivated without preventing it from doing its normal job of responding to routine infection. In addition, in early clinical studies it has not been associated with serious side effects known to occur with traditional immunosuppressive therapies that treat inflammation.

About MyMD Pharmaceuticals

MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD), is a clinical stage biopharma company developing groundbreaking therapies for the treatment of serious and debilitating autoimmune and inflammatory diseases. MyMD’s lead clinical candidate, MYMD-1®, is an orally available next-generation TNF-α inhibitor with the potential to transform the way that TNF-α based diseases are treated. MYMD-1®, with its small molecule design, improved safety profile and ability to cross the blood brain barrier, has the promise to provide meaningful therapeutic solutions to patients not served by current TNF-α inhibitors and as a potential therapy for CNS-based inflammatory and autoimmune diseases. The company has completed Phase 2 studies of MYMD-1® for sarcopenia/frailty, as well as early-stage trials for rheumatoid arthritis (RA), with the potential to expand into other applications. The U.S. Food and Drug Administration (FDA) has accepted the Company’s Investigational New Drug Application (IND) to evaluate the safety, efficacy, pharmacodynamics, and pharmacokinetics of oral TNF-α inhibitor MYMD-1® in patients with active rheumatoid arthritis (RA).

MyMD’s second therapeutic candidate is Supera-CBD™, a novel, synthetic, non-toxic cannabidiol (CBD) analog that is 8000 times more potent a CB2 agonist (activator) than plant-based CBD. The U.S. Drug Enforcement Administration (DEA)’s scientific review concluded Supera-CBD will not be considered a controlled substance or listed chemical under the Controlled Substances Act (CSA) and its governing regulations or require scheduling during development. In addition to its potential role in managing addiction, anxiety, chronic pain and seizures, Supera-CBD has also been shown to have anti-inflammatory effects. For more information, visit www.mymd.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and none of MyMD nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the timing of, and MyMD’s ability to, obtain and maintain regulatory approvals for clinical trials of MyMD’s pharmaceutical candidates; the timing and results of MyMD’s planned clinical trials for its pharmaceutical candidates; the amount of funds MyMD requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which MyMD operates; MyMD’s ability to retain and attract senior management and other key employees; MyMD’s ability to quickly and effectively respond to new technological developments; MyMD’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on MyMD’s proprietary rights; and the impact of the COVID-19 pandemic or similar public health emergencies on MyMD’s results of operations, business plan and the global economy. A discussion of these and other factors with respect to MyMD is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed by MyMD on March 31, 2023, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and MyMD disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz

(646) 421-9523

rschatz@mymd.com

Media Contact:

Andrea Cohen

Sam Brown, Inc.
(917) 209 7163

andreacohen@sambrown.com

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